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                                                                      Exhibit 23

             Independent Registered Public Accounting Firm's Consent

The Board of Directors
Jack in the Box Inc.:

We consent to incorporation by reference in the registration statement (No. 33-54602) on Form S-8 of Jack in the Box Inc. of our report dated June 29, 2005, relating to the statements of net assets available for benefits of the Jack in the Box Inc. Easy$aver Plus Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, and the related Supplemental schedule, which report appears in the December 31, 2004, annual report on Form 11-K of the Jack in the Box Inc. Easy$aver Plus Plan.

                                        /s/ KPMG LLP

San Diego, California
June 29, 2005